Exhibit 10.4

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Agreement”) is dated for reference purposes as of June 28, 2012, and is made by and between Blueprint Life Science Group, LLC, (“Sublessor”), and AUDEO ONCOLOGY, INC., a Delaware corporation (“Sublessee”). Sublessor and Sublessee hereby agree as follows:

1. Recitals: This Agreement is made with reference to the fact that 100 Pine Steet Investment Group, LLC, as landlord (“Master Lessor”), and Sublessor, as tenant, entered into that certain lease, dated as of 1 July, 2010 (the “Master Lease”), with respect to premises consisting of approximately 2,000 square feet of space (the “Premises”), located at 100 Pine Street, Suite 2040, San Francisco, California (the “Building”).

2. Premises: Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor, a portion of the Premises consisting of approximately 300 square feet of space as shown by cross-hatching on Exhibit A attached hereto (hereinafter, the “Subleased Premises”). In connection with its use of the Subleased Premises, Sublessee shall have the non-exclusive right to use (i) in common with the other occupants of the Building, the common areas outside the Premises that Sublessor has the right to use under the Master Lease and (ii) in common with Sublessor and the other occupants of the Premises, the hallways, stairways, elevators, restrooms, kitchens, break rooms, photocopy rooms, facsimile rooms, conference rooms and other areas of the Premises (including the equipment located therein) that may be necessary or convenient for Sublessee’s use of the Subleased Premises, including such toilet facilities as are available to Sublessor.

3. Term: The term (the “Term”) of this Agreement shall commence on the date by which Sublessor has delivered possession of the Subleased Premises in the condition required herein (the “Commencement Date”) and shall terminate on the date which is the last day of the month in which first anniversary of the Commencement Date occurs (the “Expiration Date”), unless this Agreement is sooner terminated pursuant to its terms or the Master Lease is sooner terminated pursuant to its terms. Sublessor shall deliver the Subleased Premises to in vacant, good, broom-clean condition. Notwithstanding the foregoing, Sublessee shall have the right to extend the Term of this Agreement for an additional period of 3 months on all of the terms and conditions of this Agreement by providing Sublessor with written notice of such election at least thirty (30) days prior to the Expiration Date.

4. Rent: Sublessee shall pay to Sublessor as Rent for the Subleased Premises for each month during the Term the amount of One Hundred Dollars ($100) per month (“Rent”). Rent shall be paid on or before the first (1st) day of each month. Rent for any period during the Term hereof which is for less than one month of the Term shall be a pro rata portion of the monthly installment. Rent shall be payable without notice or demand and without any deduction, offset, or abatement, in lawful money of the United States of America. Rent shall be paid directly to Sublessor at the Premises, Attention: Hershel Berry, or such other address as may be designated in writing by Sublessor.

5. Use: Sublessee may use the Subleased Premises only for general office use and other legal, related uses. Sublessee shall not use, store or transport any hazardous material in or about the Premises, except in strict accordance with applicable laws. Sublessee shall comply with all restrictions set forth in the Master Lease and all reasonable rules and regulations promulgated from time to time by Master Lessor and Sublessor.

6. Improvements: No alterations or improvements shall be made to the Subleased Premises, except in accordance with the Master Lease, and with the prior written consent of both Master Lessor and Sublessor.

7. Utilities; Services: Sublessor shall provide or cause the Master Lessor to provide to the Subleased Premises, electricity, water and heating, ventilating and air conditioning, and other utilities, janitorial, trash pick-up, mail delivery, receptionist, office supplies, telephone and one (1) dedicated telephone number, internet connectivity and other services normally furnished to premises similar to the Premises in amounts suitable for the intended use of the Premises; provided, however that (i) Sublessor shall not be liable for the interruption of any such services or utilities for causes beyond Sublessor’s reasonable control and (ii) Sublessor shall only be required to provide (or cause Master Lessor to provide) such services to the extent such services are generally provided to Sublessor’s employees in the Premises.

8. Indemnity:

A. Except to the extent caused by the negligence or willful misconduct of Sublessor, its agents, employees or invitees, Sublessee shall indemnify, defend with counsel reasonably acceptable to Sublessor, protect and hold Sublessor harmless from and against any and all losses, claims, liabilities, damages, costs and expenses (including reasonable attorneys’ and experts’ fees), caused by or arising in connection with: (i) the negligence or willful misconduct of Sublessee or its agents, employees or invitees; or (ii) a breach of Sublessee’s obligations under this Agreement. Sublessee’s indemnification of Sublessor shall survive termination of this Agreement.

B. Except to the extent caused by the negligence or willful misconduct of Sublessee, its agents, employees or invitees, Sublessor shall indemnify, defend with counsel reasonably acceptable to Sublessee, protect and hold Sublessee harmless from and against any and all losses, claims, liabilities, damages, costs and expenses (including reasonable attorneys’ and experts’ fees) caused by or arising in connection with: (i) the negligence or willful misconduct of Sublessor or its agents, employees or invitees; or (ii) a breach of Sublessor’s obligations under this Agreement or under the Master Lease. Sublessor’s indemnification of Sublessee shall survive termination of this Agreement.

9. Release and Waiver of Subrogation: Notwithstanding anything to the contrary herein, Sublessor and Sublessee hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by “all risk” property insurance, without regard to the negligence or willful misconduct of the entity so released.

10. Assignment and Subletting: Sublessee may not assign this Agreement or sublet the Subleased Premises (collectively, “Transfer”), without the prior written consent of Sublessor and Master Lessor, which consent by Sublessor shall not be unreasonably withheld or delayed. A consent to one Transfer shall not be deemed to be a consent to any subsequent Transfer. Notwithstanding the foregoing, Sublessee may, without Sublessor’s prior written consent, assign the Lease to (a) an entity controlling, controlled by or under common control with Sublessee, (b) a successor entity related to Sublessee by merger, consolidation, nonbankruptcy reorganization, or government action, or (c) a purchaser of substantially all of Sublessee’s assets located in the Premises. A sale, transfer or issuance of the capital stock of Sublessee (including, without limitation, any initial public offering) shall not be deemed to be a Transfer hereunder.

11. Default: Sublessee shall be in default of its obligations under this Agreement if any of the following events occur: (a) Sublessee fails to pay any Rent when due, when such failure continues for three (3) days after written notice from Sublessor to Sublessee that any such sum is due; or (b) Sublessee fails to perform any term, covenant or condition of this Agreement (except those requiring payment of Rent) and fails to cure such breach within fifteen (15) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than fifteen (15) days reasonably are required to remedy the failure, then Sublessee shall not be in default if Sublessee commences the cure within the fifteen (15) day period and thereafter diligently endeavors to complete the cure. In the event of any default by Sublessee, Sublessor shall have all remedies provided pursuant to the Master Lease and by applicable law. Sublessor may resort to its remedies cumulatively or in the alternative.

12. Surrender: Prior to expiration of this Agreement, Sublessee shall remove all of its personal property and shall surrender the Subleased Premises to Sublessor in the same condition as received, reasonable wear and tear, casualty and condemnation, excepted. If the Subleased Premises are not so surrendered, then Sublessee shall be liable to Sublessor for all costs incurred by Sublessor in returning the Subleased Premises to the required condition, plus interest thereon at the Interest Rate.

13. Holdover: In the event that Sublessee does not surrender the Subleased Premises upon the expiration or earlier termination of this Agreement, Sublessee shall indemnify, defend, protect and hold harmless Sublessor from and against all loss and liability resulting from Sublessee’s delay in surrendering the Subleased Premises and pay Sublessor holdover rent in the amount of one hundred fifty percent (150%) of the Rent payable in the last month of the Term prior to the expiration or earlier termination thereof.

14. Sublessor’s Right to Enter: Provided Sublessor complies with all of Sublessee’s reasonable security measures, Sublessor or its agents may, upon reasonable notice, enter the Subleased Premises at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Sublessor to Sublessee, making necessary alterations, additions or repairs or for any other purpose permitted under this Agreement.

15. Broker: Sublessor and Sublessee each represent to the other that they have dealt with no real estate brokers, finders, agents or salesmen in connection with this transaction.

16. Notices: Unless at least five (5) days’ prior written notice is given in the manner set forth in this paragraph, the address of each party shall be that address set forth below their signatures at the end of this Agreement. All notices, demands or communications in connection with this Agreement shall be personally delivered or properly addressed and deposited in the mail (certified, return receipt requested, and postage prepaid). Notices shall be deemed delivered (a) upon receipt, if personally delivered, or (b) three (3) business days after mailing, if mailed as set forth above. Notwithstanding the foregoing, all notices given to Master Lessor under the Master Lease shall be considered delivered only when delivered in accordance with the Master Lease.

17. Sublessor’s Obligations with Respect to the Master Lease: Sublessor shall fully perform all of its obligations under the Master Lease to the extent Sublessee has not expressly agreed to perform such obligations under this Agreement. Sublessor shall not amend, terminate or waive any provisions under the Master Lease or make any elections, exercise any right or remedy or give any consent or approval under the Master Lease that could result in a substantial interference with Sublessee’s use of the Subleased Premises or materially increase Sublessee’s obligations or decrease Sublessee’s rights under this Agreement without, in each instance, Sublessee’s prior written consent. Sublessor, with respect to the obligations of Master Lessor under the Master Lease, shall use Sublessor’s diligent good faith efforts to cause Master Lessor to perform such obligations for the benefit of Sublessee. Such diligent good faith efforts shall include, without limitation, upon Sublessee’s written request, promptly notifying Master Lessor of its nonperformance under the Master Lease and requesting that Master Lessor perform its obligations under the Master Lease.

18. Quiet Enjoyment: Sublessee shall peacefully have, hold and enjoy the Subleased Premises, subject to the terms and conditions of this Agreement, provided that there is not a default by Sublessee.

19. Conditions Precedent: This Agreement and Sublessor’s and Sublessee’s obligations hereunder are conditioned upon the written consent of Master Lessor. If Sublessor fails to obtain Master Lessor’s consent within thirty (30) days after execution of this Sublease by Sublessor, then Sublessor or Sublessee may terminate this Sublease by giving the other party written notice thereof.

20. Miscellaneous: This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California. If any term of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Agreement shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Agreement may not be amended except by the written agreement of all parties hereto. Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. Any executed copy of this Agreement shall be deemed an original for all purposes. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Sublessor and Sublessee. The captions used in this Agreement are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. Whenever one party’s consent or approval is required to be given as a condition to the other party’s right to take any action pursuant to this Agreement, then such consent or approval shall not be unreasonably withheld or delayed. If either party brings any action or legal proceeding with respect to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, experts’ fees and court costs. Sublessee and Sublessor each represent and warrant to the other that each person executing this Agreement on behalf of each party is duly authorized to execute and deliver this Agreement on behalf of that party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SUBLESSOR:		SUBLESSEE:

Blueprint Life Science Group, LLC		AUDEO ONCOLOGY, INC. a Delaware corporation

By:	/s/ Hershel Berry	By:	/s/ Charles Walker

Name:	Hershel Berry	Name:	C. Walker

Its:	Managing Partner	Its:	CFO

Address:		Address
100 Pine Street		100 Pine Street
Suite 2040		Suite 2040
San Francisco, CA 94111		San Francisco, CA 94111
Attn: Hershel Berry		Attn: Charles Walker

EXHIBIT A

SUBLEASED PREMISES

[Attach Floor Plan showing location of Subleased Premises]